EXHIBIT 99.1

FedNat Holding Company Reports Second Quarter of 2018 Results

SUNRISE, Fla., Aug. 06, 2018 (GLOBE NEWSWIRE) -- FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and six months ended June 30, 2018.

Q2 2018 highlights (as measured against the same three-month period last year, except where noted):

  Net income of $8.8 million or $0.69 per diluted share.
  Annualized return on equity of 16.4%, excluding investment gains.
  Gross written premiums of $166.7 million.
  Quarter-end Florida homeowners’ in-force policies of approximately 257,000.
  54.7% increase in non-Florida homeowners’ in-force policies to approximately 38,000.
  15.7% decrease in loss and loss adjustment expenses to $47.6 million.
  $1.6 million of claims, net of reinsurance, from severe weather events in Florida and other states.
  Reduced staffing by 20 positions during the quarter, representing approximately $1.2 million in annual savings as a result of exiting non-core lines of business and improved operational efficiencies within our Homeowners operations.  Year-to-date decreased 70 positions representing approximately $4.2 million in annual savings.
  Book value per share increased 3.2% to $16.89 as compared to $16.36, excluding non-controlling interest, as of March 31, 2018. Excluding accumulated other comprehensive income, book value per share increased 3.9% to $17.31 as of June 30, 2018 from $16.66 as of March 31, 2018.

Mr. Michael H. Braun, the Company’s Chief Executive Officer, said regarding the quarter’s results, “Solid strategic execution has produced significant earnings growth with improved underwriting profitability in the first half of 2018 that positions FedNat for continued earnings growth over the second half of this year and beyond. Earnings per share more than doubled to $0.69 cents over last year’s second quarter, driven by solid performance in our core homeowners Florida market plus earned premium growth in our coastal markets outside of Florida. Our improved operating efficiencies across the company reduced operating expenses while maintaining the same high quality of service that we are known for to our policyholders and partner agents. We also reduced our net loss ratio and our combined ratio was the lowest that we have recorded in over two years. Also, we have finalized our reinsurance panel for 2018-2019 at favorable terms resulting in approximately $30 million in annual savings that will be realized over the next four quarters.”

Mr. Braun added, “We are well positioned to continue to produce strong financial results as we enter the second half of the year. Our exposure management has helped generate savings in our new reinsurance program which, combined with the prior rate increases continuing to earn out, are expected to benefit financial results in the third quarter and beyond. Our focus remains on building our homeowners book in Florida and other coastal states and continuing to improve our operating efficiencies to drive earnings growth and shareholder value.”

Consolidated

  Net income of $8.8 million or $0.69 per diluted share during the second quarter of 2018, as compared to net income of $4.0 million or $0.30 per diluted share during the second quarter of 2017.
  Comparing to March 31, 2018, book value per share increased $0.53 in the second quarter of 2018, to $16.89 at June 30, 2018.  The increase was driven by income of $0.69 per share, as noted above, offset by the decrease in unrealized gains (losses) within other comprehensive income of $0.12 per share, as a result of the impact of rising interest rates on bond valuations, and a decrease of $0.08 per share from dividends.

Revenues

  Total revenue decreased $2.5 million or 2.5%, to $95.7 million for the three months ended June 30, 2018, compared with $98.2 million for the three months ended June 30, 2017.  The decrease was primarily driven by lower net realized investment gains for the three months ended June 30, 2018 as compared to the same period in 2017.
  With focus on profitability and managing our underwriting exposure, gross written premiums decreased $2.0 million, or 1.2%, to $166.7 million in the quarter, compared with $168.7 million for the same three-month period last year.  The decrease in premiums written is the result of declining premiums in the non-core businesses we are exiting, Automobile and commercial general liability, outpacing premium growth in Homeowners.  Our homeowners non-Florida business continues to show impressive growth year over year, especially in the states of Texas and Louisiana.
  Gross premiums earned decreased $3.7 million, or 2.4%, to $146.9 million for the three months ended June 30, 2018, as compared to $150.6 million for the three months ended June 30, 2017.  The results are a reflection of our decision to exit the Automobile and commercial general liability lines and were partially offset by a 3.4% increase in earned premiums in Homeowners.  Additionally, in homeowners Florida, our 10.0% rate increase, effective August 1, 2017, continues to earn out and our homeowners non-Florida continues to grow on an earned basis.
  Ceded premiums decreased $3.7 million, or 5.5%, to $63.3 million in the quarter, compared to $67.0 million the same three-month period last year.  The decrease is primarily made up of lower ceded premiums in Automobile due to lower gross premiums earned during the periods.  Starting in the third quarter of 2018, our 2018-2019 reinsurance program will become effective and will lower our ceded premiums by approximately $7.5 million on a quarterly basis.
  Direct written policy fees decreased by $1.5 million, or 31.1%, to $3.3 million for the three months ended June 30, 2018, compared with $4.8 million in the same period in 2017. The decrease in direct written policy fees was primarily due to our withdrawal from Automobile.
  Other income increased $1.1 million, or 23.9%, to $5.7 million in the quarter, compared with $4.6 million in the same three-month period last year.  We recorded in the second quarter of 2018 $0.8 million of additional brokerage income from reinstating layer 1 and 2 in our excess-of-loss reinsurance tower as a result of Hurricane Irma losses.  With the new reinsurance program becoming effective next quarter, as noted above, the related brokerage revenue will decrease by $1.4 million on a quarterly basis due to the Company's decreased reinsurance spend and elimination of the brokerage income related to reinstatement, as noted above.

Expenses

  Losses and loss adjustment expenses (“LAE”) decreased $8.8 million, or 15.7%, to $47.6 million for the three months ended June 30, 2018, compared with $56.4 million for the same three-month period last year.  The net loss ratio decreased 10.6 percentage points, to 56.9% in the current quarter, as compared to 67.5% in the second quarter of 2017.  The lower ratio was the result of the decrease in the size of Automobile ($6.6 million lower losses, including adverse development) driven by the closure of poor performing programs, and better loss experience in Homeowners and Automobile in 2018 due to our exposure management efforts, the continued earn-out of our homeowners Florida August 1, 2017 10% rate increase and lower net losses from severe weather ($1.6 million in the second quarter of 2018 as compared to $2.8 million in the prior year quarter). These decreases were partially offset by $1.4 million of lower ceded losses related to Homeowners quota share treaties in the second quarter of 2018 as compared to the second quarter of 2017.
  The net expense ratio decreased 1.0 percentage points, to 42.1% in the current quarter, as compared to 43.1% in the second quarter of 2017.  Commissions and other underwriting expenses decreased $1.0 million, or 3.4%, to $29.9 million for the three months ended June 30, 2018, compared with $30.9 million for the three months ended June 30, 2017.  The decrease is made up of lower acquisition related costs from Automobile driven by the lower gross premiums earned, partially offset by higher salaries and wages as a result of $0.5 million of severance related costs from our headcount reduction initiatives.
  Interest expense increased $0.9 million to $1.0 million for the three months ended June 30, 2018, compared with $0.1 million in the prior year period. The increase in interest expense is the result of the Company issuing $45.0 million of senior notes, late in December 2017.  During the second quarter of 2017, the Company only had $5.0 million of debt on its balance sheet.

Stock Repurchase Program

  During the second quarter of 2018, the Company repurchased 3,843 shares of common stock for $0.1 million at an average price per share of $15.87.

Line of Business Results

  Homeowners’ net income for the current quarter was $8.4 million, which included 6.3% growth in net premiums earned compared to the second quarter of 2017, the combined ratio for the current quarter was 93.1%, which is the result of better loss experience and cost reductions since last year.
  Automobile's net loss for the second quarter of 2018 was $0.2 million, down substantially from the prior year quarter, as we wind down our operations in this line of business.
  Other’s net income of $0.6 million in the second quarter of 2018, includes $3.0 million of net investment income, $0.2 million of investment gains and $1.0 million of interest expense.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Tuesday, August 7, 2018. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in:  (877) 303-6913

Conference ID: 2775258

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, personal automobile, commercial general liability, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company’s supplemental line of business information is designed to afford users greater transparency into our results.  The “Homeowners” line of business consists of our homeowners and fire property and casualty insurance business, which currently operates in Florida, Alabama, Texas, Louisiana and South Carolina. The “Automobile” line of business consists of our nonstandard personal automobile insurance business which currently operates in Georgia, Texas, Alabama, and Florida, pending our withdrawal. The “Other” line of business primarily consists of our commercial general liability (pending our withdrawal) and federal flood businesses, along with corporate and investment operations.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Net premiums earned	$83,557	$83,554	$165,666	$165,214
Net investment income	2,978	2,560	5,921	4,878
Net realized and unrealized investment gains (losses)	208	2,648	(844)	2,543
Direct written policy fees	3,313	4,807	6,889	9,519
Other income	5,686	4,590	11,187	9,059
Total revenues	95,742	98,159	188,819	191,213

Costs and expenses:
Losses and loss adjustment expenses	47,570	56,417	93,641	113,316
Commissions and other underwriting expenses	29,873	30,929	60,094	58,497
General and administrative expenses	5,260	5,076	11,345	9,695
Interest expense	1,023	82	2,107	166
Total costs and expenses	83,726	92,504	167,187	181,674

Income (loss) before income taxes	12,016	5,655	21,632	9,539
Income tax expense (benefit)	3,196	1,988	5,567	3,423
Net income (loss)	8,820	3,667	16,065	6,116
Net income (loss) attributable to non-controlling interest	—	(328)	(218)	(301)
Net income (loss) attributable to FedNat Holding Company shareholders	$8,820	$3,995	$16,283	$6,417

Net Income (Loss) Per Common Share
Basic	$0.69	$0.30	$1.27	$0.48
Diluted	$0.69	$0.30	$1.26	$0.48

Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,726	13,171	12,788	13,305
Diluted	12,846	13,256	12,889	13,405

Dividends Declared Per Common Share	$0.08	$0.08	$0.16	$0.16

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

	(In thousands)
Gross premiums written:
Homeowners Florida	$133,006	$136,811	$241,377	$247,664
Homeowners non-Florida	22,590	14,815	37,034	25,183
Automobile	5,322	10,622	11,669	29,913
Commercial general liability	1,570	2,926	4,084	6,222
Federal flood	4,246	3,518	6,965	5,761
Total gross premiums written	$166,734	$168,692	$301,129	$314,743

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

	(In thousands)
Gross premiums earned:
Homeowners Florida	$119,080	$119,832	$237,904	$237,376
Homeowners non-Florida	15,449	10,230	29,088	19,330
Automobile	6,782	14,760	15,110	30,407
Commercial general liability	2,393	3,140	5,022	6,334
Federal flood	3,186	2,601	6,208	5,094
Total gross premiums earned	$146,890	$150,563	$293,332	$298,541

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

	(In thousands)
Net premiums earned:
Homeowners	$79,647	$74,958	$157,052	$145,554
Automobile	1,640	5,619	3,851	13,655
Commercial general liability	2,270	2,977	4,763	6,005
Total net premiums earned	$83,557	$83,554	$165,666	$165,214

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$14,175	$14,407	$28,538	$28,464
All others	4,987	5,787	9,643	11,298
Ceding commissions	(4,373)	(4,672)	(8,088)	(9,054)
Total commissions	14,789	15,522	30,093	30,708

Automobile	1,296	2,480	2,763	4,910
Homeowners non-Florida	432	327	762	612
Total fees	1,728	2,807	3,525	5,522

Salaries and wages	4,369	3,728	8,135	7,403
Other underwriting expenses	8,987	8,872	18,341	14,864
Total commissions and other underwriting expenses	$29,873	$30,929	$60,094	$58,497

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net loss ratio	56.9%	67.5%	56.5%	68.6%
Net expense ratio	42.1%	43.1%	43.1%	41.3%
Combined ratio	99.0%	110.6%	99.6%	109.9%
Gross loss ratio	151.1%	48.5%	137.3%	49.3%
Gross expense ratio	26.9%	27.0%	27.1%	25.9%
Book value per share excluding non-controlling interest	$16.89	$16.65	$16.89	$16.65

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$425,489	$423,238
Debt securities, held-to-maturity, at amortized cost	5,288	5,349
Equity securities, at fair value	17,383	15,434
Total investments	448,160	444,021
Cash and cash equivalents	83,924	86,228
Prepaid reinsurance premiums	101,107	135,492
Premiums receivable, net of allowance	43,032	46,393
Reinsurance recoverable, net	208,287	124,601
Deferred acquisition costs	42,920	40,893
Income taxes, net	8,774	9,817
Property and equipment, net	3,722	4,025
Other assets	11,917	13,403
Total assets	$951,843	$904,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$291,675	$230,515
Unearned premiums	302,295	294,423
Reinsurance payable	64,220	71,944
Long-term debt, net of deferred financing costs	44,353	49,251
Deferred revenue	6,282	6,222
Other liabilities	27,990	25,059
Total liabilities	736,815	677,414
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 12,731,777 and 12,988,247 shares issued and outstanding, respectively	127	130
Additional paid-in capital	140,102	139,728
Accumulated other comprehensive income (loss)	(5,350)	1,770
Retained earnings	80,149	70,009
Total shareholders’ equity attributable to FedNat Holding Company shareholders	215,028	211,637
Non-controlling interest	—	15,822
Total shareholders’ equity	215,028	227,459
Total liabilities and shareholders' equity	$951,843	$904,873

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Three Months Ended June 30,
	2018				2017
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated

	(Dollars in thousands)
Revenues:
Gross premiums written	$155,596	$5,322	$5,816	$166,734	$151,626	$10,622	$6,444	$168,692
Gross premiums earned	134,529	6,782	5,579	146,890	130,062	14,760	5,741	150,563
Ceded premiums	(54,882)	(5,142)	(3,309)	(63,333)	(55,104)	(9,141)	(2,764)	(67,009)
Net premiums earned	79,647	1,640	2,270	83,557	74,958	5,619	2,977	83,554
Net investment income	—	—	2,978	2,978	—	—	2,560	2,560
Net realized and unrealized investment gains (losses)	—	—	208	208	—	—	2,648	2,648
Direct written policy fees	1,857	1,296	160	3,313	2,173	2,480	154	4,807
Other income	3,970	405	1,311	5,686	2,731	850	1,009	4,590
Total revenues	85,474	3,341	6,927	95,742	79,862	8,949	9,348	98,159

Costs and expenses:
Losses and loss adjustment expenses	42,617	1,932	3,021	47,570	49,095	8,547	(1,225)	56,417
Commissions and other underwriting expenses	27,281	1,616	976	29,873	25,843	3,847	1,239	30,929
General and administrative expenses	4,285	75	900	5,260	3,883	175	1,018	5,076
Interest expense	—	—	1,023	1,023	82	—	—	82
Total costs and expenses	74,183	3,623	5,920	83,726	78,903	12,569	1,032	92,504

Income (loss) before income taxes	11,291	(282)	1,007	12,016	959	(3,620)	8,316	5,655
Income tax expense (benefit)	2,861	(71)	406	3,196	371	(1,396)	3,013	1,988
Net income (loss)	8,430	(211)	601	8,820	588	(2,224)	5,303	3,667
Net income (loss) attributable to non-controlling interest	—	—	—	—	(328)	—	—	(328)
Net income (loss) attributable to FNHC shareholders	$8,430	$(211)	$601	$8,820	$916	$(2,224)	$5,303	$3,995

Ratios to net premiums earned:
Net loss ratio	53.5%	117.8%	133.1%	56.9%	65.5%	152.1%	(41.1)%	67.5%
Net expense ratio	39.6%			42.1%	39.7%			43.1%
Combined ratio	93.1%			99.0%	105.2%			110.6%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Six Months Ended June 30,
	2018				2017
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated

	(Dollars in thousands)
Revenues:
Gross premiums written	$278,411	$11,669	$11,049	$301,129	$272,847	$29,913	$11,983	$314,743
Gross premiums earned	266,992	15,110	11,230	293,332	256,706	30,407	11,428	298,541
Ceded premiums	(109,940)	(11,259)	(6,467)	(127,666)	(111,152)	(16,752)	(5,423)	(133,327)
Net premiums earned	157,052	3,851	4,763	165,666	145,554	13,655	6,005	165,214
Net investment income	—	—	5,921	5,921	—	—	4,878	4,878
Net realized and unrealized investment gains (losses)	—	—	(844)	(844)	—	—	2,543	2,543
Direct written policy fees	3,780	2,763	346	6,889	4,297	4,910	312	9,519
Other income	7,947	893	2,347	11,187	5,522	1,909	1,628	9,059
Total revenues	168,779	7,507	12,533	188,819	155,373	20,474	15,366	191,213

Costs and expenses:
Losses and loss adjustment expenses	84,572	4,168	4,901	93,641	93,897	18,106	1,313	113,316
Commissions and other underwriting expenses	54,637	3,476	1,981	60,094	47,889	8,113	2,495	58,497
General and administrative expenses	9,174	200	1,971	11,345	7,373	350	1,972	9,695
Interest expense	100	—	2,007	2,107	166	—	—	166
Total costs and expenses	148,483	7,844	10,860	167,187	149,325	26,569	5,780	181,674

Income (loss) before income taxes	20,296	(337)	1,673	21,632	6,048	(6,095)	9,586	9,539
Income tax expense (benefit)	5,143	(85)	509	5,567	2,335	(2,352)	3,440	3,423
Net income (loss)	15,153	(252)	1,164	16,065	3,713	(3,743)	6,146	6,116
Net income (loss) attributable to non-controlling interest	(218)	—	—	(218)	(301)	—	—	(301)
Net income (loss) attributable to FNHC shareholders	$15,371	$(252)	$1,164	$16,283	$4,014	$(3,743)	$6,146	$6,417

Ratios to net premiums earned:
Net loss ratio	53.8%	108.2%	102.9%	56.5%	64.5%	132.6%	21.9%	68.6%
Net expense ratio	40.7%			43.1%	38.0%			41.3%
Combined ratio	94.5%			99.6%	102.5%			109.9%

FOR IMMEDIATE RELEASE CONTACT:
Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
or Erick A. Fernandez, CAO (954) 308-1341
FedNat Holding Company